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                     April 4, 2023

       Marc J.S. Wilson
       Chief Financial Officer
       Crinetics Pharmaceuticals, Inc.
       10222 Barnes Canyon Road
       Bldg. #2
       San Diego, California 92121

                                                        Re: Crinetics
Pharmaceuticals, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 30,
2022
                                                            File No. 001-38583

       Dear Marc J.S. Wilson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences